EXHIBIT 11
                            WINLAND ELECTRONICS, INC.
                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                                   (UNAUDITED)


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                                         Three Months Ended            Six Months Ended
                                               June 30,                    June 30,
                                          1996       1995            1996          1995
Earning:
    Net Income(Loss):                  $ (10,697)  $ (32,618)     $  60,873    $  (22,137)
                                       ---------   ---------      ---------    ----------

Primary Earnings(Loss)Per Share        $  (0.004)  $  (0.013)     $   0.024    $  ( 0.009)
                                       ---------   ---------      ---------    ----------

Shares:
 Weighted average number of
   common shares outstanding           2,587,833   2,580,702      2,585,584     2,580,509
Assuming exercise of options
   and warrants  reduced by the
   number of shares which could
   have been purchased with the
   proceeds  from  exercise  of
   options and warrants (treasury
   stock method) using average
   market price, except if
   anti-dilutive.                        231,201                    231,201
Weighted average number of
   common and common equivalent
   shares outstanding                  2,819,034   2,580,702      2,816,785     2,580,509
                                       ---------   ---------      ---------    ----------

Fully Diluted Earnings(Loss)
Per Share                              $  (0.004)  $  (0.013)     $   0.022    $   (0.009)
                                       ---------   ---------      ---------    ----------

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